EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE
Cheniere Energy Reports First Quarter 2012 Results
Houston, Texas - May 4, 2012 - Cheniere Energy, Inc. (“Cheniere”) (NYSE Amex: LNG) reported a net loss of $56.4 million, or $0.43 per share (basic and diluted), for the quarter ended March 31, 2012, compared with a net loss of $39.8 million, or $0.60 per share (basic and diluted), for the comparable 2011 period. Results include LNG terminal and pipeline development expenses of $21.8 million, or $0.17 per share for the quarter ended March 31, 2012 and $8.4 million, or $0.13 per share, for the comparable 2011 period, which primarily related to the Sabine Pass Liquefaction Project ("Liquefaction Project") being developed.
Results are reported on a consolidated basis and include our 88.7 percent ownership interest in Cheniere Energy Partners, L.P. (“Cheniere Partners”).
Overview of Significant 2012 Events

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In January 2012, we repaid in full the entire outstanding principal balance of the 2007 Term Loan due May 31, 2012. We used a portion of the net proceeds from the public offering of common stock in December 2011 to repay the 2007 Term Loan.

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In January 2012, Sabine Pass Liquefaction, LLC ("Sabine Pass Liquefaction"), a wholly owned subsidiary of Cheniere Partners, entered into an amended and restated LNG Sale and Purchase Agreement ("SPA") with BG Gulf Coast LNG, LLC ("BG"), a subsidiary of BG Group plc, under which BG has agreed to purchase an additional 2.0 million tonnes per annum ("mtpa") of LNG, bringing BG's total annual contract quantity to 5.5 mtpa of LNG. BG will purchase 3.5 mtpa of LNG with the commencement of train one operations and will purchase a portion of the additional 2.0 mtpa of LNG as each of trains two, three and four commences operations.

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In January 2012, Sabine Pass Liquefaction entered into an SPA with Korea Gas Corporation ("KOGAS"), under which KOGAS agreed to purchase 182.5 million MMBtu of LNG per year (approximately 3.5 million mtpa).

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In February 2012, Cheniere Partners entered into discussions with Blackstone Energy Partners L.P., Blackstone Capital Partners VI L.P., and certain affiliates (collectively, "Blackstone"), whereby Blackstone would fund an equity portion of the financing to develop, construct and place into service the Liquefaction Project.

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In March 2012, we sold 24.2 million shares of Cheniere common stock in an underwritten public offering for net cash proceeds of approximately $351.9 million. We intend to use the net proceeds from the offering for general corporate purposes, including repayment of indebtedness.

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In April 2012, Sabine Pass Liquefaction and Sabine Pass LNG, L.P. ("Sabine Pass LNG"), a wholly owned subsidiary of Cheniere Partners, received authorization under Section 3 of the Natural Gas Act (the "Order") from the Federal Energy Regulatory Commission ("FERC") to site, construct and operate facilities for the liquefaction and export of domestically produced natural gas at the Sabine Pass LNG terminal located in Cameron Parish, Louisiana. The Order authorizes the development of up to four modular LNG trains.

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In April 2012, Cheniere Partners engaged eight financial institutions to act as Joint Lead Arrangers to assist in the structuring and arranging of up to $4 billion of debt facilities. The proceeds will be used to pay for costs of development and construction of the Liquefaction Project, to fund the acquisition of the Creole Trail Pipeline and for general business purposes.

•	In April 2012, Scorpion Capital Partners, L.P. exchanged all $8.4 million of its portion of the 2008 Loans for 1.7 million shares of Cheniere common stock and $1.4 million in accrued interest.
2012 Q1 Results
Cheniere reported income from operations of $0.7 million for the quarter ended March 31, 2012, compared to income from operations of $23.6 million for the comparable period in 2011. The decrease in net operating income of $22.9 million was primarily a result of increased LNG terminal and pipeline development expenses of $13.4 million and decreased LNG and natural gas marketing and trading revenues of $5.8 million. LNG terminal and pipeline development expenses increased due to costs incurred to develop the Liquefaction Project. LNG and natural gas marketing and trading revenues decreased due to less LNG export cargo sales and lower-of-cost-or-market adjustments on our LNG inventory.
Interest expense, net of amounts capitalized, decreased $5.8 million, from the three months ended March 31, 2011 to the three months ended March 31, 2012 due to the reduction of our indebtedness during the first quarter of 2012.
Liquefaction Project Update
Cheniere Partners continues to make progress on the Liquefaction Project, which is being developed for up to four liquefaction trains, each with a nominal production capability of approximately 4.5 mtpa. We anticipate LNG exports from the Sabine Pass LNG terminal could commence as early as 2015, with each liquefaction train commencing operations approximately six to nine months after the previous train.
Cheniere Partners is advancing towards commencing construction on the first two liquefaction trains. The Liquefaction Project recently received approval from the FERC. One of the last steps needed to proceed with construction is to obtain financing. Cheniere Partners expects to fund the first two liquefaction trains with a combination of debt and equity and is actively pursuing financing for the first two liquefaction trains. Construction of the first two liquefaction trains is expected to commence in the first half of 2012.
Commencement of construction for LNG trains three and four is subject, but not limited to, entering into an engineering procurement and construction agreement and reaching a positive final investment decision to obtain financing. Cheniere Partners has engaged Bechtel Oil, Gas and Chemicals, Inc. to complete front-end engineering and design work and to negotiate a lump sum turnkey contract. Construction for liquefaction trains three and four is targeted to begin in early 2013.

Summary Project Timeline

Target Date
	Milestone	Trains 1 & 2	Trains 3 & 4
¤	DOE export authorization	Received	Received
¤	Definitive commercial agreements	Completed 7.7 mtpa	Completed 8.3 mtpa
	- BG Gulf Coast LNG, LLC	4.2 mtpa	1.3 mtpa
	- Gas Natural Fenosa	3.5 mtpa
	- KOGAS		3.5 mtpa
	- GAIL (India) Ltd.		3.5 mtpa
¤	EPC Contract	Complete	4Q12
¤	Financing commitments		1Q13
	- Equity	1H12
	- Debt	1H12
¤	FERC authorization	Received	Received
	- Certificate to commence construction	1H12	2013
¤	Commence construction	1H12	2013
¤	Commence operations	2015/2016	2017/2018

Financial Update
As of March 31, 2012, we had unrestricted cash and cash equivalents of $439.8 million that will be available to Cheniere, which excludes cash and cash equivalents and other working capital available to Cheniere Partners and Sabine Pass LNG. In addition, we had consolidated restricted cash and cash equivalents of $205.9 million, which were designated for the following purposes: $137.3 million for interest payments related to the Senior Notes described below; $3.5 million for Sabine Pass LNG's working capital; $55.9 million for Cheniere Partners' working capital; and $9.2 million for other restricted purposes.
In January 2012 we repaid the 2007 Term Loans due May 2012. In March 2012 we received net proceeds of $351.9 million in an underwritten public offering.

Cheniere Energy, Inc. is a Houston-based energy company primarily engaged in LNG related businesses, and owns and operates the Sabine Pass LNG terminal and Creole Trail pipeline in Louisiana. Cheniere is pursuing related business opportunities both upstream and downstream of the Sabine Pass LNG terminal.  Additional information about Cheniere Energy, Inc. may be found on its web site at www.cheniere.com.
For additional information, please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the three-months ended March 31, 2012, filed with the Securities and Exchange Commission.
This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, (i) statements regarding Cheniere's business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere's LNG terminal and pipeline businesses, including liquefaction services. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere's periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.
(Financial Table Follows)

Cheniere Energy, Inc.
Selected Financial Information
(in thousands, except per share data) (1)

	Three Months Ended March 31,
	2012	2011
Revenues
LNG terminal revenues	$67,260	$70,001
Marketing and trading	2,658	8,449
Oil and gas sales	550	768
Other	6	13
Total revenues	70,474	79,231

Operating costs and expenses
General and administrative expenses	19,993	21,510
Depreciation, depletion and amortization	16,290	15,386
LNG terminal and pipeline operating expenses	11,557	10,194
LNG terminal and pipeline development expenses	21,819	8,437
Other	94	138
Total operating costs and expenses	69,753	55,665

Income from operations	721	23,566

Interest expense, net	(58,350)	(64,154)
Loss on early extinguishment of debt	(507)	—
Derivative loss	(836)	—
Other income (expense)	125	109
Non-controlling interest	2,438	641
Income tax provision	(6)	—
Net loss	$(56,415)	$(39,838)

Net loss per common share—basic and diluted	$(0.43)	$(0.60)

Weighted average number of common shares outstanding—basic and diluted	131,107	66,950

	As of March 31,	As of December 31,
	2012	2011
Cash and cash equivalents	$439,827	$459,160
Restricted cash and cash equivalents	123,023	102,165
LNG inventory	3,293	6,562
Accounts and interest receivable	1,873	3,043
Prepaid expenses and other	23,010	20,522
Non-current restricted cash and cash equivalents	82,892	82,892
Property, plant and equipment, net	2,092,796	2,107,129
Debt issuance costs, net	31,728	33,356
Goodwill	76,819	76,819
Other assets	59,261	23,677
Total assets	$2,934,522	$2,915,325

Current liabilities	$314,173	$584,960
Long-term debt (including related party debt), net of discount	2,475,885	2,474,711
Deferred revenue	24,500	25,500
Other liabilities	3,149	3,146
Non-controlling interest	200,888	208,575
Stockholders' deficit	(84,073)	(381,567)
Total liabilities and deficit	$2,934,522	$2,915,325

March 31, 2012	Sabine Pass LNG, L.P.	Cheniere Energy Partners, L.P.	Other Cheniere Energy, Inc.	Consolidated Cheniere Energy, Inc.
Cash and cash equivalents	$—	$—	$439,827	$439,827
Restricted cash and cash equivalents	140,860	55,907	9,148	205,915
Total	$140,860	$55,907	$448,975	$645,742

(1)	Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the three months ended March 31, 2012, filed with the Securities and Exchange Commission.

CONTACTS:
Investors: Christina Burke: 713-375-5104, Nancy Bui: 713-375-5280
Media: Diane Haggard: 713-375-5259